Exhibit 11.5

Vedanta Limited

Antitrust Guidance Notes

Contents

Introduction

Overview of Antitrust laws

1	Anti-Competitive Agreements

1.1	Relationship with Competitors

	1.1.1	Price fixing

	1.1.2	Division of territories/Market Sharing & Allocation of customers

	1.1.3	Group boycott

	1.1.4	Limitation of production

	1.1.5	Cartelization and Bid rigging

	1.1.6	Joint purchasing

	1.1.7	Joint commercialisation

	1.1.8	Exchange of information

	1.1.9	Site visits at Competitors business

Guidance Note: Do’s and Don’ts’ with Competitors

1.2	Relations with suppliers & distributors

	1.2.1	Tie-in agreement

	1.2.2	Exclusive supply agreement:

	1.2.3	Exclusive distribution agreement

	1.2.4	Resale price agreements

Guidance Note: Do’s and Don’ts’ with suppliers & distributors

1.3	Behaviour at trade associations’ meeting

Guidance Note: Do’s and Don’ts’ at trade associations’ meeting

1.4	Benchmarking

Guidance Note: Do’s and Don’ts’ on Benchmarking

2.	Abuse of Dominance

2.1	Definition of relevant market under Antitrust Laws

2.2	Examples of Abusive conduct

	2.2.1	Excessive pricing

	2.2.2	Loyalty rebates

	2.2.3	Predatory Pricing

	2.2.4	Discrimination in prices or other trading conditions

	2.2.5	Refusal to supply

	2.2.6	One-sided agreements

Guidance Note: Do’s and Don’ts’ on Abuse of Dominance

3.	Language used in internal document and outside communication

3.1	Red flag words/phrases

4.	Regulatory Approvals by Antitrust Authorities in case of M & A

4.1	Non-compete clauses

Guidance Note: Do’s and Don’ts’ on M& A activities

5.	Compliance Monitoring Mechanism

5.1	Reporting Channels

5.2	Reporting to the Compliance Hotline

Introduction:

Antitrust Guidance Notes (Guidance Notes) contains the guidance on the Vedanta Group’s (the Group) commitment for antitrust law compliance. The purpose of these Guidance Notes is to set out the Group’s commitment for compliance with antitrust law and to provide basic guidance to all the Group’s employees, wherever located, with regard to antitrust law and to assist them in complying with it. As the Group is operating in a highly competitive environment where respective antitrust laws play an increasingly important role, the Group, hereby would like to emphasize its objective of integrity and compliance towards antitrust laws. The Group is committed to the preservation of vigorous, healthy and fair competition and to complying with relevant antitrust legislation.

Antitrust laws guard against anti-competitive agreements and the abuse of dominant power. Non-compliance with applicable national antitrust laws can have unfavourable consequences for the financial condition, reputation and viability of the group.

The Group’s employees and business partners (e.g. suppliers, consultants, advisers or any other form of service providers) should feel personally responsible for the strict application of the Guidance Notes throughout the Group at all times and in all countries where the Group operates, especially with the nature and seriousness of the risks likely to result from any infringement to antitrust legislation.

Companies that infringe antitrust law can face significant fines. For instance, the European Commission and Competition Commission of India can impose fines of up to 10% of the consolidated total turnover of the Group. Companies may be sued for damages by those who can demonstrate that they have sustained losses as a result of anti-competitive practices. Any contractual provision which infringes antitrust laws is generally void and cannot be enforced in the courts. Moreover, the entire contract could also be invalidated in certain circumstances and jurisdictions. Apart from monetary risk, infringement of antitrust laws is more and more perceived by the stakeholders as unethical behaviour, which can seriously impact the image and reputation of the group, and also affect its ability to convince that it observes highest standards of corporate governance. The antitrust authorities have in recent times also held directors, senior management and other officials of companies liable for violating antitrust laws when they found that employees have connived with the company to commit anti-competitive activities.

Considering the high risk involved in non-compliance and high standards of commitment for antitrust compliance as stated in the Guidance Notes of the Group, compliance with antitrust laws by the Group implies compliance by all employees with highest standard. However the Guidance Note is specifically targeted at those employees who are or may become involved with antitrust law in the course of their professional duty. It is compulsory for all employees to read and understand the Guidance Notes carefully and ensure to comply fully with antitrust laws. The Guidance Notes are aimed at raising all employees’ level of awareness of antitrust rules, but cannot answer all questions. That is why it is suggested to seek advice from the respective Compliance Officer (Compliance Officer) of the Group’ company (Company), every time in need of any further information.

Overview of Antitrust laws

Despite a lack of uniformity, especially when it comes to procedural aspects, there is a growing trend towards harmonization of antitrust legislation in all countries where the market economy and free competition have been adopted as the best model for economic development.

Antitrust law generally is based on three underlying concepts:

•	the prohibition of anticompetitive agreements and concerted practices;

•	the prohibition of abuse of a dominant position or of substantial market power; and

•	the assessment of acquisitions and joint ventures to prevent the creation of dominant positions or the reduction of competition

These Guidance Notes provides comprehensive guidance on above-mentioned concepts, however, these are not exhaustive and situations which are not covered herein under may also arise. Therefore, any doubt should immediately be directed to the respective Compliance Officer of the Company.

1.	Anti-Competitive Agreements

For antitrust law purposes, the term “agreement” has a very wide meaning and includes all kinds of collusive arrangements and understandings between two (or more) competitors, written and/or unwritten. Antitrust law prohibits agreements or concerted practices between market players that have as their object or effect to restrict competition. The prohibition of “restrictive agreements” must be interpreted widely. The concept of “agreement” in antitrust law includes formal as well as informal agreements, written and oral agreements, explicit or implicit deals or understandings. The actual form of the agreement is irrelevant, as soon as there is a “meeting of the minds”, an agreement exists.

A concerted practice is a form of coordination between market players which, without having reached the stage where an agreement has been concluded, knowingly substitute practical cooperation between them for the risks of competition. Especially exchanges of confidential information between competitors are often found to qualify as a concerted practice.

As soon as an agreement has the object of restricting competition, antitrust law applies. The agreement does not need to be implemented first in order to be prohibited. If an agreement was reached, and the parties would individually decide not to implement the agreement, they could still be fined for their agreement. The opposite also applies. If the parties’ intent were not at all aimed at restricting competition, but the agreement would have a restrictive effect of competition, the agreement would equally be prohibited and the companies might be punished.

Any contact between competitors may give rise to concern from an antitrust law perspective. Antitrust authorities will always be suspicious about the real intentions for competitors to meet. As a result, all employees should be careful when meeting competitors, also on informal occasions, and wonder whether the purposes for meeting are allowed from an antitrust law perspective. If there is any doubt about this issue, employee should contact to the respective Compliance Officer of the Company.

1.1	Relationship with Competitors

Any agreement to maintain prices, restrict supply to raise prices, allocate market amongst industry players (whether oral or written) formal or informal is anti-competitive and all employees must refrain from conniving in any such activities. A brief introduction is given to all these types of agreements for general understanding, any doubt/query regarding these practices must be shared with concerned Compliance Officer of the Company.

1.1.1	Price fixing

In all antitrust law regimes, it is illegal for competitors to agree, whether directly or indirectly (for example through distributors), the price level at which their products will be sold to third parties. Agreements or understandings that affect prices indirectly, such as on rebates or discounts, pricing methods, costs and terms of payment, are also considered illegal under antitrust law.

1.1.2	Division of territories/market sharing & allocation of customers

It is illegal under antitrust law for competitors to allocate territories to each other and/or to agree not to compete in such territories. Market sharing or market division agreements may be either to share markets geographically or in respect of consumers or particular categories of consumers or types of goods or services in any other way. Competitors are not allowed to agree to divide customers between them in the markets in which they compete, or where they could be expected to compete.

1.1.3	Group boycott

It is illegal for competitors to agree to boycott a particular customer or supplier or class of customers or suppliers. “Boycott” here means any concerted action or agreement between two or more competitors not to sell to or buy from a particular customer or supplier, or class thereof. This type of decision can be also taken by a trade association (Trade Association) while adopting an anti-competitive decision against any particular or class of member or non-member.

Although the Company is free in general to decide not to do business with a supplier, customer or competitor, these decisions carry antitrust risks when they are made jointly by two or more companies. Employees should avoid the following types of agreements, which may be viewed as illegal boycotts:

•	An agreement among competitors not to do business with particular suppliers or customers.

•	An agreement among certain competitors not to collaborate or do business with other competitors.

•	An agreement to the request of two or more customers, or two or more suppliers, not to do business with competitors of the companies making the request.

A boycott can be based on an absolute refusal to do business with the targeted companies, or on a willingness to do business with them only on certain conditions. Some agreements of this type can be legal, but employees should not enter or discuss any of these agreements without first consulting the Compliance Officer of the Company.

1.1.4	Limitation of production

Agreements that limit or control production, supply, markets, technical development investment or provision of services are also considered to be anticompetitive. It is illegal for competing companies to agree to stop production, or to limit this to a certain level, rather than allowing normal competitive forces to determine their independent production decisions.

1.1.5	Cartelization & Bid rigging

Cartels are agreements among competitors to fix prices, restrict output, and allocate markets, rig bids and so on. All cartels are illegal, whether the agreement is written or oral, expressly made or implied. Cartels are the most serious form of antitrust violation. Participation in a cartel can lead to severe penalties, including imprisonment of the employees involved.

Agreements or understandings between competitors regarding prices or terms and conditions to be submitted in response to a bid request are generally prohibited. This includes agreeing not to bid. Generally, there are two common forms of bid-rigging, one in which firms agree to submit common bids and the other where bids are submitted in such a way that each firm wins an agreed number or value of contacts.

1.1.6	Joint purchasing

Joint purchasing agreements between individual competitors may restrict competition and therefore be prohibited when they limit the parties’ freedom and/or prevent other suppliers from supplying them to a substantial extent. Moreover, collective purchasing agreements may lead to a substantial purchasing power, which may be interpreted as a collective dominant position of the joint buyers

1.1.7	Joint commercialisation

Agreements between competitors to jointly sell, distribute or promote their products may raise antitrust law concerns where such agreements limit the individual participants in their freedom to determine their own commercial policy and to advertise individually.

1.1.8	Exchange of information

In general it is illegal for competing companies to exchange information which may influence the independent determination of their individual commercial policy, such as information regarding sales quantities, prices, cost structure, discounts and other trading conditions, or information relating to their individual customers and/or suppliers.

1.1.9	Site visits at competitors business

Site visits by or to competitors run the risk of violating antitrust laws. They should be kept to a minimum and limited to health, safety, environmental and similar operational initiatives and should not result in disclosing or obtaining commercially sensitive information. If competitor personnel discuss commercially sensitive information or ask questions about commercially sensitive information, bring the conversation to an end and report the incident to Compliance Officer of the Company.

Guidance Note: Do’s and Don’ts’ with Competitors

Always

•	Avoid contact with competitors unless having a legitimate reason for it

•	Maintain the record of purposes of any meetings with competitors.

•	Avoid any discussion regarding confidential information or business secrets with competitors

•	If a competitor starts discussing any of the items listed under “Do Not” below, always mention that you cannot discuss such matters, terminate the conversation, keep an accurate file note of this and of what was said, and inform Legal and compliance team of your company.

•	Remember that a competitor is not a legitimate source of competitive intelligence.

•	Maintain Vedanta’s independence of judgement in pricing, marketing and selling of any product. Avoid any action which could imply any coordination with competitors

Never

•	Discuss or agree to price fixing, timing of pricing changes, distribution practices, terms of sales or other terms and conditions on which your company does business

•	Discuss or agree to restrictions concerning markets (by location or customer) or marketing schedules

•	Discuss or agree on joint action designed to fix or manipulate the evolution of market shares artificially

•	Discuss or fix quotas on output or sales (limitation of or agreement on capacities for example)

•	Discuss or agree to the boycotting of any customers, competitors or suppliers

•	Discuss or agree to limit or control any investment or technical development

•	Receive from a customer, detailed information about a competitor’s offer/bid unless the structure of the bidding process and information is open and accessible to all participants

•	Ask a competitor to indicate its sales/purchase or policies or technology processes

•	Directly or indirectly disclose to or exchange any commercially sensitive information with competitors, unless the same has been specifically approved by Compliance Officer.

•	Use a trade publication or a journalist as an indirect means of passing commercially sensitive information to competitors.

•	Allow access to, seek access from or discuss confidential or other unpublished business information (such as prices; surcharges; costs of production or distribution; profitability; strategy, business and marketing plans; product development plans; information on customers).

1.2	Relations with suppliers & distributors

Unlike agreements with competitors, many agreements with customers/suppliers are necessary and entirely appropriate in the course of day-to-day business. Vertical agreements are agreements between persons at different levels of the production chain such as an agreement between a manufacturer and a distributor. Any agreement amongst enterprises or persons at different stages or levels of the production chain in different markets, in respect of production, supply, distribution, storage, sale or price of, or trade in goods or provision of services, including tie-in arrangement, exclusive supply agreement, exclusive distribution agreement, refusal to deal, resale price maintenance, may be an agreement in contravention of antitrust law if such agreement causes or is likely to cause an appreciable adverse effect on competition in a relevant market.

1.2.1	Tie-in agreement

Tie-in agreements have been defined as including any agreement requiring a purchaser of goods (called tying product), as a condition of such purchase, to purchase some other goods (called tied product). Generally, employee should not enter into commercial relations conditional upon the acceptance of unrelated additional services, without proper economic justification.

1.2.2	Exclusive supply agreement

Any agreement restricting in any manner, the purchase from acquiring or otherwise dealing in any good other than those of the seller or any other person may raise antitrust concerns. Exclusive supply dealing agreements may be anti-competitive if they block or create barriers to entry by not permitting other manufacturers to enter the market.

1.2.3	Exclusive distribution agreement

Any agreement or limit, restrict or otherwise withhold the output or supply of any goods or allocate any area or market for the disposal or sale of goods may create antitrust law issue fall within the category of exclusive distribution agreements. Normally, unsolicited/passive sales by exclusive distributor out of their assigned territory should not be prohibited.

1.2.4	Resale price agreements

Resale price of maintenance„ includes an agreement to sell goods on condition that the prices to be charged on the resale by the purchaser shall be the prices stipulated by the seller unless it is clearly stated that prices lower than those prices may be charged. The use of threats, intimidation, warnings, monitoring penalties, delay or suspension of deliveries as a means of fixing the resale price should not adopted.

1.2.5	One-sided agreements

Agreements entered by the Company where it has superior bargaining power and is able to dictate terms that are overwhelmingly one-sided are considered to be as anti-competitive.

Guidance Note: Do’s and Don’ts’ with suppliers & customers

Always

•	Consider recommending a resale price (it should be unilaterally suggested with no effect of a fixed or minimum price as a result of pressure or incentives).

•	Justify the objective purpose of choosing exclusive distribution as your sales method.

•	Sell two products together as a package, only if the customer can also get them separately.

Never

•	Fix the resale price/ profit margin of a product with your distributor.

•	Prevent your distributor from reselling your product in a given territory.

•	Prohibit unsolicited/passive sales by exclusive distributors out of their assigned territory.

•	Execute exclusive agreements (to buy, sell or limit the territory) of a long duration (to be determined based on local legislation and subject to circumstantial analysis) when you have a relatively large market share.

•	Make entering into commercial relations conditional upon the acceptance of unrelated additional services, without justification.

•	Directly or indirectly attempt to obtain information about competitors, from your customers or suppliers.

•	Obtain competitors’ information on their current or future price, profit margins or costs, bids, market share, distribution practices, terms of sales, specific customers or vendors.

•	Act in a manner that unfairly favours or benefits one customer over another.

•	Do not receive from a supplier detailed information about its offer to a competitor of the Company.

•	Require from your customers to purchase one (less desirable) product in order to obtain another (more desirable) product.

•	Use one-sided clause in the agreements

1.3	Behavior at trade associations’ meetings

Various companies under the Group are members of many trade associations. These associations can be effective in gathering and disseminating appropriate information as well as in representing the industry to the public, government officials and agencies.

It is perfectly legitimate for employees to participate in trade associations, such activities are not allowed to go beyond such legitimate purpose and notably should not be used as a forum for illegal collusion between competitors, for example by facilitating price fixing, market and customer allocation arrangements.

Any decisions of associations of companies which have the object or effect to restrict competition are equally prohibited. Antitrust authorities are normally suspicious about such “official” meetings with competitors. In order to deal with those suspicions, Trade Association should have a competition compliance policy which it strictly adheres to.

Guidance Note: Do’s and Don’ts’ at trade associations’ meeting

Always

•	Stay SOLID if discussions stray into risk areas:

•	State – that you cannot discuss such matters

•	Object – and if meeting is formal, ask for your objection to be minuted

•	Leave meeting if discussion continues and if meeting is formal, ask for your departure to be minuted

•	Inform the law department of the discussion

•	Document the meeting, discussions and your response

•	Prior approval should be taken before joining any trade association and before accepting any decision making position in such organization.

•	An agenda should be circulated well in advance of any meeting and that agenda should not have any anti-competitive issues to be discussed and that agenda is strictly complied with.

•	Minutes should be recorded and distributed.

•	Keep distance from any decision (to be) taken by the trade association which may violate antitrust laws. If it continues, leave the meeting (do not accept any documentation) and make sure that your action is recorded

•	Same principles should be applied in discussions outside the formal trade association meeting (e.g., during lunches or dinners).

•	Carefully share non-commercially sensitive information about a customer or supplier, such as its credit rating or health & safety record. However, Vedanta must unilaterally decide whether to deal with such a customer/supplier;

•	Attend only meetings of legitimate trade and professional associations held for proper business or professional purposes.

Never

•	Participate in trade association gatherings where there is exchange of Commercially Sensitive Information.

•	Issue advice to the members on any Commercially Sensitive Issues, such as price, technology and cost factors.

•	Follow any decision taken by a trade association which may infringe on antitrust laws

•	Agree, or even discuss, with a competitor to submit a “complementary bid” (i.e., a bid that does not fulfil requirements of a tender);

•	Agree to restrict or increase production, including levels of production, manufacturing processes and/or supply of services;

•	Share technological solutions for specific projects / purchasing/sales strategy, including whether to purchase/sell products or systems from a particular supplier/to a particular customer, or at which conditions;

•	Agree to impose a collective boycott of a supplier or customer or a competitor without a legitimate reason.

“Commercially Sensitive Information” is information that can influence a commercial decision or strategy of the Group or its competitor, and includes information about past, current or future:

•	Pricing elements (e.g., discounts, calculation methods), planned price changes;

•	Sales/purchase revenue, volumes, territories, order position, customer lists, agreements, terms of sale;

•	Offers, bids planned /made (technical specifications and Terms & Conditions);

•	Cost structures (R&D, production & distribution), profit margins, capacity utilization, output;

•	R&D plans & their results.

“Information is not commercially sensitive” if:

•	It does not relate to parameters of competition;

•	It is in the public domain;

•	It is historic (information older than 1 year – use your discretion); or

•	It is sufficiently aggregated to lose its sensitivity.

1.4	Benchmarking:

Obtaining information about competition may also have anti-competitive effects; it may enable the companies to better understand where they can improve follow prices and other business practices.

Guidance Note: Do’s and Don’ts’ on Benchmarking

Always

•	Obtain information from public sources or from independent third parties

•	Normally try to obtain historical data only (i.e. data which is at least 12 months old)

•	Conduct a benchmarking exercise with ‘sister’ companies/divisions/units

•	Conduct benchmarking exercise which is unilateral, i.e., where the Company itself or with help of an independent consultant - without receiving any information from industry parties - compares its performance to that of other industry players using Competitive Intelligence;

•	Conduct benchmarking exercise with companies which are not competitors of Vedanta entities;

•	Conduct benchmarking exercise with competitors only if it relates to data which is not commercially sensitive, for e.g., human resource management, staffing, etc.

•	Have a legitimate detailed benchmarking work plan

•	Benchmarking exercises involving competitors must be approved by the compliance officer and be conducted according to a written benchmarking plan drafted specifically.

•	Benchmarking exercises must be limited to technical aspects of the business, unless approved by the Compliance Officer.

Never

•	Try to obtain information directly from competitor

•	Conduct internal benchmarking if it is not based on public information without checking with Legal and Compliance team of your company.

•	Conduct benchmarking without involving an independent organisation, if possible

•	Make any direct contact with competitors during or in relation to an internal benchmarking exercise

•	Discuss the results of an internal benchmarking exercise with other participants or competitors.

2	Abuse of Dominance:

A company has a dominant position if it enjoys a position of economic strength (and market power) which enables it to prevent effective competition and to behave independently of its competitors, customers, and consumers to an appreciable extent. The position starts to be assessed taking into account the company’s market share. Very large market shares, maintained stable for a long time can be considered as evidence for the existence of a dominant position. In practice, a company is unlikely to be individually dominant if its market share is below a certain percentage.

However, the criterion for dominance is qualitative rather than quantitative. It is not strictly concerned with a specific market share in relevant market. However, dominance is presumed by most antitrust authorities where a market share of 50% or more exists on a given relevant market. It is important to keep in mind that, being dominant is not at all problematic under antitrust law; only the abuse of a dominant position on a given relevant market is prohibited.

2.1	Relevant market under antitrust law:

A relevant market definition under antitrust law has a product/services and geographical dimension. The relevant product/service market is understood as a market comprising “all those products and/or services which are regarded as interchangeable or substitutable by the consumer, by reason of the products’ characteristics, their prices and their intended use”.

The relevant geographic market is defined as comprising “the area in which the undertakings concerned are involved in the supply and demand of products or services, in which the conditions of competition are sufficiently homogeneous and which can be distinguished from neighbouring areas because the conditions of competition are appreciably different in those areas”.

The main purpose of market definition is to identify in a systematic way the competitive constraints that the companies involved face.

2.2	Examples of Abuse of Dominance behaviour

Most of the abusive practices relate to pricing policy of a dominant company.

A dominant’s company’s pricing may neither be excessive, predatory nor discriminatory. Rebates and discounts also can constitute an issue where a dominant position is reinforced by a particular scheme. Other types of behaviour can also constitute an abuse, for instance tying or bundling (packaged selling of unconnected products) and under specific circumstances, a refusal to supply may also be abusive.

2.2.1	Excessive pricing

A dominant firm can abuse its position by charging excessive/unfair prices under antitrust law, when it’s pricing policy has no reasonable relation to the economic value of the product and this can be determined by a twofold test: (i) the price-cost margin is excessive and (ii) the price imposed is either unfair in itself or when compared to competing products.

2.2.2	Loyalty rebates

A dominant firm should engage in reduction schemes which enhance loyalty. Discounts may be granted, but they should always be based on efficiency gains and linked to identifiable cost savings such as on volume. In particular, fidelity rebates, i.e. rebates conditional on the customer purchasing all or a large portion of its requirements from the supplier over a certain period are unlawful. These rebates restrict the customer from switching to alternative suppliers and as a result, are able to foreclose competing suppliers from the opportunity to make sales to those customers bound.

Target rebates, i.e. rebates that are conditional upon the distributor reaching certain targets, are in most instances unlawful for dominant firms. The same applies for discount schemes making reference to market share targets or market share minima. Non-written, non-transparent or subjective rebate schemes may be unlawful under antitrust law.

2.2.3	Predatory Pricing

Predatory pricing refers to a practice of a dominant firm of driving rivals out of business by selling at a price below the cost of production. It is a commercial strategy by which a dominant firm first lowers its price to a level which will ultimately force its rivals out of the market. When the latter have been successfully expelled, the company can raise the prices again and reap the rewards.

2.2.4	Discrimination in prices or other trading conditions

It is illegal for a company having a dominant position in the relevant market to enforce different prices or other trading conditions upon different customers in similar situations, or discriminatory licensing conditions, without objective justification.

Differentiation may be permissible if it is justified on objective grounds. For example, a lower price may be warranted where a distributor performs additional services not provided by other distributors or where larger volumes are purchased.

2.2.5	Refusal to supply

In general, there is no absolute obligation to supply, particularly where it concerns a potential customer with whom there has been no previous trading relationship. However, under antitrust law a dominant company is required to have some reasonable and fair commercial reason for cutting off or reducing supplies to an existing customer. Objective justifications might include real concerns about the customer’s creditworthiness or a shortage of the relevant product.

Guidance Note: Do’s and Don’ts’ on Abuse of Dominance

Always

•	Treat similar customers and distributors consistently and without any discrimination and any changes in this policy should have proper economic justification.

•	Ensure that refusal to supply is discussed in advance with the legal department and record the business reasons – justifiable reasons such as concerns about creditworthiness or shortage of product.

•	Provide quantity rebates, which reflect cost savings in economies of scale, and are available to all buyers and without any restriction on buyer’s choice of supplier.

Never

•	Grant discounts rebates or fidelity bonuses only after consulting with Business Owner/Compliance officer.

•	Pricing should not give a false impression of excessive or predation in market.

•	Unreasonably and without any commercial reason cut off or reduce supplies to an existing customer/supplier.

•	Agree to refuse to deal based on discussions or agreements with competitors.

•	Do not apply different discounts / rebates for different customers unless it is economically justifiable.

•	Grant loyalty rebates or discounts which have the effect of tying a customer to a supplier or any rebates which are based on the percentage of its requirements purchased by a customer.

3.	Language used in internal document and outside

Even if a company is in full compliance with antitrust laws, its oral and written communications may still suggest otherwise. In reality, that perfectly legal behaviour can become suspect, simply because of a poor choice of words. Discussing the legality of certain behaviour in writing is inadvisable for the same reasons; while the author may be wrong in suggesting that certain behavior may not be allowed, it nevertheless raises the attention of the antitrust authority. Be careful with the language you choose in your documents and outside commination. If your text could be misinterpreted, give more contexts and/or use clearer language. Consider how documents could be read by other employees, competitors and antitrust law authorities.

3.1	Red flag words/phrases

The following are examples of terms and phrases which should be avoided in any communication, correspondence or agreement relating to Vedanta group’s activities as they could create an unwarranted inference of anticompetitive behavior or intent:

- Dominant/dominate the market	- A “right” margin

- Fix prices/control prices	- Control/stabilize the market

- Prevent imports	- Divide/partition the market

- Reserve a market	- Reasonable competition; no cowboys

- Share the market/coordinate prices	- Drive out of the market

- Smash/crush the competition	- Eradicate competition

- Eliminate from the market	- Boycott

- Destroy this document/delete this e-mail after reading

- “Our” market

4.	Regulatory Approvals by Antitrust Authorities in case of M & A

Acquisitions of assets or equity from another company may violate the antitrust laws if the effect of the acquisition could impair competition. Parties to transactions that meet certain financial thresholds, regardless of the deal’s effect on competition, must give prior notice to respective antitrust authority.

To ensure the Company’s compliance with this notice requirement, employees must consult to the respective Compliance Officer of the Company, before reaching an agreement on a transaction that would result in the acquisition by the Company (or by any affiliate) of either assets, equity or a combination.

The failure to file a required notice with the antitrust agencies can have serious consequences. The parties can be:

•	Fined per day for each day that they proceed without filing.

•	Required to undo their transaction.

•	Forced to delay closing until they have made a filing and the specified waiting period has expired.

The company’s corporate transaction must also avoid “gun jumping” (that is, taking substantial steps to coordinate or integrate their activities before the required waiting period has expired). Standard contractual provisions that require a target to preserve its assets and operations until closing usually raise no issues. However, when the acquiring party exercises significant influence over the management of the target, or where the parties coordinate their business activities, the antitrust authority may conclude that the parties are enjoying the benefits of their transaction prematurely and seek to impose fines.

4.1	Non-compete clauses

Non-compete clauses are justified, if such provisions:

•	are for limited time periods, when the transfer of the business includes the transfer of customer loyalty in the form of both goodwill and know-how and up to two years, when only goodwill is transferred;

•	have a clearly prescribed limited geographic scope;

•	remain limited to products forming the economic activity of the business transferred; and

•	do not extend to a prohibition of holding shares purely for financial investment purposes - the investments can be limited, where the shareholding, directly or indirectly, leads to any management functions or any material influence in the competing company.

Guidance Note: Do’s and Don’ts’ on M&A

Always

•	Submit Merger filings before the regulatory antitrust authorities (where required)

•	Consult Business Owner/Compliance officer before finalizing any M& A activities.

•	Do proper antitrust due diligence before starting M& A activities.

•	Operate as separate entities and continue to compete until the transaction is complete.

•	Do mention any reasons why pre-merger coordination between merging entities is necessary.

•	The Company may make unilateral decisions regarding the future of the merged entity and internally do what is necessary to carry out those decisions.

•	The Company and its merging entity can jointly plan for the consolidation.

•	Share balance sheets, income statements, and tax returns, current and projected sales revenues, lists of current products, manufacturing operations,

•	Share general information regarding existing joint ventures or similar relationships with third parties (giving due consideration to confidentiality obligations).

Never

•	Complete an M&A transaction without doing approaching the concerned antitrust authorities for their clearance.

•	Discuss commercially sensitive information n/ related to any other entity besides the entities involved in the merger transaction.

•	Establish joint product development teams or co-mingle personnel until the merger is complete unless a strong justification for the same is available.

•	Dictate to the merging entity the prices and terms of trade to be offered by it to its customers, or what customers it may not approach.

•	Limit the merging entity’s participation in trade shows and other business development opportunities.

•	Agree upon prices, sales terms, customers, and sales territories prior to closing of the merger.

5.	Regulatory Compliance Monitoring Mechanism

It is the obligation of every employee to strictly comply with the applicable antitrust laws. In order to ensure and monitor compliance, following monitoring mechanism has adopted.

5.1	Reporting Channels

To fulfil the Group’s commitment to comply with antitrust law, all employees have an obligation to report any of the following:

•	A violation of the law.

•	Conduct that might be a violation of the law.

•	Questionable conduct that might indicate a violation.

A report may be made to any of the following:

•	An employee’s supervisor, unless the employee suspects that the supervisor has participated in or condoned the violation.

•	A member of the Law Department.

•	The Compliance Hotline.

5.2	Reporting to the Compliance Hotline

The Compliance Hotline is a service that any employee can contact to report any violation or potential violation of the law. Employees can also use the Compliance Hotline to seek any guidance on legal and ethical compliance. The Compliance Hotline can be contacted through one of the following channels:

Telephone (India) +91- 22 - 66461000

Email: sgl.whistleblower@vedanta.co.in

Your reports to the Compliance Hotline will be confidential, if you so request.